Exhibit 99.2

February 1, 2005

Mr. Greg B. Petersen

Dear Greg:

This letter confirms our agreement to amend the terms of the severance described in your August 22, 2001 letter agreement (the “Letter Agreement”) with Activant Solutions Inc., f/k/a CCITRIAD (the “Company”) by replacing the severance described in such letter with the following.

If your employment is involuntarily terminated by the Company, other than for Cause (as defined in the Letter Agreement), or, if you voluntarily terminate your employment with the Company for Good Reason (as defined in the Letter Agreement), and provided you comply with the terms of your Employee Confidentiality, Nondisclosure, Intellectual Property, Nonsolicitation, and Noncompetition Agreement, you shall be entitled to receive severance of (i) 12-months of your base pay, (ii) 12-months target IB Bonus, and (iii) 12-months of COBRA payments, all paid in a lump sum within ten (10) business days of such termination subject to the terms of the applicable Company severance plan or plans.

Please confirm your agreement by signing in the space provided below.

Sincerely,

/s/ Larry Jones
Larry Jones
President & CEO

Acknowledged and Agreed:

/s/ Greg Petersen	February 1, 2005

Greg Petersen	Date